Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-281253 and 333-275065 on Form S-3 and Registration Statement Nos. 333-213589, 333-177572, and 333-161151 on Form S-8 of our reports dated February 20, 2026, relating to the consolidated financial statements and financial statement schedules of WEC Energy Group, Inc. and the effectiveness of WEC Energy Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of WEC Energy Group, Inc. for the year ended December 31, 2025.

/s/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 20, 2026